Exhibit (10.31)

Administrative Guide
 For September 28, 2009 Restricted Stock Unit (RSU) Grant under the
2005 Omnibus Long-Term Compensation Plan
(For Executive Council and Operations Council Members)

ARTICLE 1.	PURPOSE

1.1	Background

Under Article 10 (Restricted Stock Awards) of the 2005 Omnibus Long-Term Compensation Plan (the “Plan”), the Executive Compensation and Development Compensation Committee of Kodak’s Board of Directors (the “Committee”) may, among other things, award Restricted Stock Unit Awards to those Participants as the Committee in its discretion may determine, subject to such terms, conditions and restrictions as it deems appropriate.

1.2	Purpose

The purpose of this Administrative Guide is to evidence the Committee’s September 28, 2009 grant of Restricted Stock Unit Awards under Article 10 of the Plan.

1.3           Administration

This Administrative Guide will be administered by the Committee.  The Committee is authorized to issue this Administrative Guide and to make changes in this Administrative Guide as it from time to time deems proper. The Committee is authorized to interpret and construe this Administrative Guide, to prescribe, amend, and rescind rules and regulations relating to it, and to make all other determinations necessary, appropriate or advisable for the administration of it.  If there are any inconsistencies between the terms of this Administrative Guide and the terms of the Plan, the terms of the Plan will control.  Any determination by the Committee in carrying out, administering or construing this Administrative Guide will be final and binding for all purposes and upon all interested persons and their heirs, successors and personal representatives.  Notwithstanding any provision herein to the contrary, the Committee shall not make any change to this Administrative Guide that would cause the Restricted Stock Unit Awards granted hereunder to violate the requirements of Section 409A.  Notwithstanding any provision herein to the contrary, the Company's Chief Human Resources Officer is authorized to round fractional shares arising in any way under this Administrative Guide either up or down with respect to any or all Participants, for ease of administration or any other reasonable purpose.

ARTICLE 2.	DEFINITIONS

All capitalized terms used in this Administrative Guide, other than those set forth in this Article 2 or defined within another Article of this Administrative Guide, will have the same meaning for purposes of this document as that ascribed under the terms of the Plan.

2.1           Approved Reason

“Approved Reason” means, with regard to all Participants other than a Participant who is subject to Section 16 of the Exchange Act or a Covered Employee, a reason for terminating employment which, in the opinion of the Chief Executive Officer, is in the best interests of the Company.  With regard to a Participant who is subject to Section 16 of the Exchange Act or who is a Covered Employee, “Approved Reason” means a reason for terminating employment which, in the opinion of the Committee, is in the best interests of the Company.

2.2           Award Payment Date

“Award Payment Date” is the date payment of an Award in the form of shares of Common Stock is paid to the Participant pursuant to Article 9.

2.3 Grant Date

“Grant Date” shall mean the date that Restricted Stock Units are awarded to Participants.

2.4            Joint Venture

“Joint Venture” means a corporation or other business entity in which the Company has an ownership interest of fifty percent (50%) or more.

2.5	Participant Account

“Participant Account” means the account established by the Company for each Participant who is granted an Award under this Administrative Guide to record and account for the Units granted to him or her, until such time as the balance in the Participant Account is paid, canceled, forfeited or terminated as the case may be.

2.6	Section 409A

“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated and other official guidance issued thereunder.

2.7           Unit

“Unit” means a bookkeeping entry used by the Company to record and account for the Award granted to a Participant until such time as the balance in the Participant Account is paid, canceled, forfeited, or terminated, as the case may be.  Units are expressed in terms of one Unit being the equivalent of one share of Common Stock.

2.8           Vesting Date

“Vesting Date” shall mean the date on which the restrictions on a Unit will lapse, which, unless the Unit is forfeited sooner, shall be upon the expiration of the Unit’s Restriction Period.

ARTICLE 3.                           FORM AND TERMS OF AWARDS

3.1	Form of Award

Except as noted below, all of the Awards granted under this Administrative Guide will be in the form of Restricted Stock Unit Awards.  Each Award granted under this Administrative Guide will be expressed as a fixed number of Units that will be equivalent to an equal number of shares of Common Stock.  Article 6 establishes the restriction that will apply to the Awards.

In those countries where: (i) the grant of Restricted Stock Unit Awards is illegal; (ii) compliance with applicable legal or regulatory requirements is significantly onerous; or (iii) the tax consequences of the Restricted Stock Unit Award to either the Participant or the Company are more onerous than those that would apply were the Award to be granted to a U.S. citizen residing in the United States, the Chief Executive Officer may, in the exercise of his sole discretion, either grant Awards in alternative form or forms or modify an Award to include additional or different terms or conditions; provided, however, that any modified or alternative form of Award shall either be exempt from or comply with Section 409A.

3.2.   Terms of Awards

Any Award issued under this Administrative Guide will be subject to the terms, conditions, restrictions, and limitations contained in this Administrative Guide and the Plan.

ARTICLE 4.	PARTICIPANT ACCOUNT

4.1 In General

The Company will establish a Participant Account for each Participant who is granted an Award under this Administrative Guide.  The maintenance of individual Participant Accounts is for bookkeeping purposes only; the Units recorded in the account are not actual shares of Common Stock.  The Company will not reserve or otherwise set aside any Common Stock for or to any Participant Account.  A Participant will not have the right to exercise any of the rights or privileges of a shareholder with respect to the Units credited to his or her Participant Account.

4.2	Procedure for Crediting Awards

Effective as of the Grant Date, Kodak will credit to each Participant’s Participant Account the number of Units granted to the Participant under this Administrative Guide.

ARTICLE 5.	PARTICIPATION

5.1.	Participants

The Committee determines the total number of Units to be granted to Participants under this Administrative Guide.  The Committee also determines the specific number of Units granted under this Administrative Guide with regard to all Participants who are Section 16 Officers of Kodak.  The Chief Executive Officer determines the specific number of Units granted under this Administrative Guide to all other Participants, which include executives who, as of the Grant Date, are either employed by Kodak in wage grades 48 or higher or are selected senior-level executives employed by a Subsidiary.  A schedule of such Participants is maintained by Kodak’s Global Compensation Organization.

Subject to applicable local laws, regulations and processes, in order to be eligible for and to receive an Award, all eligible Participants must have signed an Executive Employee’s Agreement in a form acceptable to the Chief Human Resources Officer and Senior Vice President, Eastman Kodak Company.  Any participant who fails to sign such an Executive Employee’s Agreement will forfeit his or her Individual Award.

5.2           New Participants

No person may become eligible to receive Awards under this Administrative Guide after the Grant Date, whether as a result of a job change or otherwise.

ARTICLE 6.	RESTRICTIONS

6.1           Restriction Period

The Award will be subject to two “Restriction Periods.”  The Restriction Period for fifty percent (50%) of a Participant’s Award will begin on the Grant Date and lapse on the third anniversary of the Grant Date.   The Restriction Period for the remaining fifty percent (50%) of the Participant’s Award will begin on the Grant Date and lapse on the fourth anniversary of the Grant Date.

6.2    Restriction Requirements

A Participant must remain continuously employed by the Company throughout the Restriction Period in order to receive his or her Units that are subject to that Restriction Period. Thus, except as set forth in Article 8, if the Participant’s employment terminates for any reason, whether voluntarily or involuntarily, during the Restriction Period, the Participant will immediately forfeit all of the Units subject to that Restriction Period.

6.3           Lapse of Restrictions

The restrictions on a Unit will, unless the Unit is forfeited sooner and except as otherwise provided by Article 8, lapse upon the expiration of the Unit’s Restriction Period.

ARTICLE 7.	DIVIDEND EQUIVALENTS, STOCK DIVIDENDS AND ADJUSTMENT TO UNITS

No Dividend Equivalents, Stock Dividends, or Adjustments to Units will be applied to this Award.

ARTICLE 8.                             SEPARATION FROM SERVICE

8.1	Prior to the First Anniversary of Grant Date

If the last date of employment is prior to the first anniversary of the Grant Date, and a Participant terminates employment for any reason, whether voluntarily or involuntarily, the Participant is no longer eligible for an Award and, consequently, will immediately forfeit any and all rights to receive an Award.

8.2 On or After the First Anniversary of Grant Date but On or Prior to the Second Anniversary of the Grant Date

If the last date of employment is on or after the first anniversary of the Grant Date but on or prior to the second anniversary of the Grant Date, and a Participant terminates employment due to death, Disability, separation due to an Approved Reason, divestiture to a Joint Venture, or divestiture to an unrelated third party, the Participant shall be eligible to receive a prorated Award equal to fifty percent (50%) of the first portion of the Award (i.e., the portion of the Award that vests on the third anniversary of the Grant Date).  The restrictions on the prorated Award will remain until the third anniversary of the Grant Date, and the prorated Award will be paid pursuant to Article 9.  The Participant will forfeit fifty percent (50%) of the first unvested portion and the entire second unvested portion of the Award.

8.3 After the Second Anniversary but On or Prior to the Third Anniversary of Grant Date

If the last date of employment is after the second anniversary but on or prior to the third anniversary of the Grant Date, and a Participant terminates employment due to death, Disability, separation due to an Approved Reason, divestiture to a Joint Venture, or divestiture to an unrelated third party, the Participant shall be eligible to receive the first unvested portion of the Award. The restrictions on the Award will remain until the third anniversary of the Grant Date, and the Award will be paid pursuant to Article 9.  The Participant will forfeit the second unvested portion of the Award.

8.4	After the Third Anniversary but On or Prior to the Fourth Anniversary of Grant Date

If the last date of employment is after the third anniversary but on or prior to the fourth anniversary of the Grant Date, and a Participant terminates employment due to death, Disability, separation due to an Approved Reason, divestiture to a Joint Venture, or divestiture to an unrelated third party, the Participant shall be eligible to receive the entire second unvested portion of the Award.

The restrictions on the Award will remain until the fourth anniversary of the Grant Date, and the Award will be paid pursuant to Article 9.

8.5           Separation from Service due to Retirement

Separation from Service due to Retirement is not treated as an “Approved Reason”.  If the Participant’s employment terminates due to Retirement during any of the Restriction Periods, the Participant will immediately forfeit all of the unvested Units.

ARTICLE 9.	ISSUANCE OF SHARES OF COMMON STOCK

When the restrictions on a Participant’s Units lapse upon expiration of the Restriction Periods, Kodak will subtract from the Participant's Participant Account the number of Units that are withheld for taxes under Article 10 below.  Thereafter, with respect to the remaining Units, as soon as administratively practicable, but in no event later than the December 31st of the year in which the Restriction Period ends, Kodak will (i) instruct its stock transfer agent to reflect, in an account for the benefit of the Participant on the books of the stock transfer agent, that number of shares of Common Stock equal in number to the amount of such Units; and (ii) deduct such number of Units from the Participant’s Participant Account.  Upon the Participant’s request, the transfer agent will deliver to the Participant a stock certificate for the remaining number of shares held in the Participant’s account by the stock transfer agent.

ARTICLE 10.                           WITHHOLDING

You are primarily responsible for paying your share of taxes on the Award.  Where the Company has a tax withholding obligation, witholding for taxes will be satisfied by using one or more of the following methods: (1) withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; or (2) withholding from proceeds of the sale of shares of Common Stock acquired upon vesting/settlement of the Award either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization); or (3) withholding in shares of Common Stock to be issued upon vesting/settlement of the Award.  The Common Stock which is so withheld will be valued at its Fair Market Value on the date of the lapse of the restrictions on the Units. Further, if the withholding obligation is satisfied by withholding in shares of Common Stock, you will be deemed to have been issued the full number of shares of Common Stock subject to the vested Award, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan. To avoid negative accounting treatment, the Company may withhold on the basis of  the applicable minimum statutory withholding amounts or other applicable withholding rates.

You shall pay to the Company or the Employer the amount of any tax that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of Common Stock if you fail to comply with your obligations in connection with taxable amounts.

ARTICLE 11.                           MISCELLANEOUS

11.1	Compliance with Laws

The obligations of Kodak pursuant hereto are subject to compliance with all applicable governmental laws, regulations, rules and administrative actions, including, but not limited to, the Securities Act of 1933, as amended, and the Exchange Act, and all rules promulgated thereunder.

11.2           Amendment

The Committee, or any person to whom the Committee has delegated the requisite authority, may, at any time and from time to time, amend this Administrative Guide in any manner.  Notwithstanding the foregoing, neither the Committee, nor any person to whom the Committee has delegated the requisite authority, shall amend this Administrative Guide in a manner that would cause the Restricted Stock Unit Awards granted thereunder to violate the requirements of Section 409A.

11.3           Participant’s Rights Unsecured

The amounts payable under this Administrative Guide shall be unfunded, and the right of any Participant or his or her estate to receive payment under this Administrative Guide shall be an unsecured claim against the general assets of the Company.  No Participant shall have the right to exercise any of the rights or privileges of a shareholder with respect to the Units credited to his or her Participant Account.

11.4           No Guarantee of Tax Consequences

No person connected with this Administrative Guide in any capacity, including, but not limited to, Kodak, its Subsidiaries and their respective directors, officers, agents and employees, makes any representation, commitment or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to the Awards or that such tax treatment will apply to or be available to a Participant on account of participation in this Administrative Guide.

11.5           Section 409A Compliance

The Awards described in this Administrative Guide are intended to comply with the requirements of Section 409A, and this Administrative Guide shall be interpreted and administered consistent with such intention, and in accordance with the Eastman Kodak Company Policy Regarding Section 409A Compliance.

11.6           Headings

The headings of the Sections of this Administrative Guide have been prepared for convenience and reference only and will not control, affect the meaning, or be taken as the interpretation of any provision of this Administrative Guide.

11.7           Applicable Law

This Administrative Guide will be governed and construed in accordance with the laws of the State of New York, except as superseded by applicable federal law, without giving effect to its conflicts of law provisions.

11.8           Impact on Benefits

The Awards (either at the date of their grant or at the time they vest) will not be includible as compensation or earnings for purposes of any benefit or compensation plan offered by the Company.

11.9	Transferability

The Awards will not in any manner be subject to alienation, anticipation, sale, transfer, assignment, pledge or encumbrance.

11.10            No Right to Continued Employment

A Participant’s receipt of an Award under this Administrative Guide does not give the Participant any right to remain in the employ of Kodak or any Subsidiary.  Kodak or, in the case of employment with a Subsidiary, the Subsidiary, reserves the right to terminate any employee at any time.

12.	Effect of Administrative Guide

This Administrative Guide, including its reference to the Plan and the Award notification letter, constitutes the entire understanding between the Company and the Participant concerning the Award and supersedes any prior notices, letters, statements or other documents issued by the Company relating to the Award and all prior agreements and understandings between the Company and the Participant, whether written or oral, concerning the Award.

13.	Award Notification Letter

Each Award granted under this Administrative Guide will be evidenced by an Award notification letter issued by Kodak.  To the extent there are any inconsistencies between the terms of any such Award notification letter and this Administrative Guide, the terms of this Administrative Guide will control unless, however, such inconsistency is attributable to a term or condition contemplated pursuant to Section 5.2 of the Plan.

*           *           *           *           *